Exhibit 5.2

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA SUITE 4100 600 PEACHTREE STREET, N.E. ATLANTA, GEORGIA 30308-2216

TEL 404 • 888 • 4000 FAX 404 • 888 • 4190

March 15, 2013

Ruby Tuesday, Inc.

150 West Church Avenue

Maryville, Tennessee 37801

Re:	Registration Statement on Form S-4 Relating to $238,500,000 Aggregate Principal Amount of 7 5/8% Senior Notes

Ladies and Gentlemen:

We have acted as special Georgia counsel to Ruby Tuesday, Inc., a Georgia corporation (the “Company”), and each of the entities listed on Schedule A attached hereto, each a Georgia corporation (the “Georgia Guarantors” and together with the Company, the “Opinion Parties”), in connection with the that certain registration statement on Form S-4 (the “Registration Statement”) filed by the Company, and certain subsidiaries of the Company, including the Georgia Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of the Company’s 7 5/8% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as Guarantors (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $238,500,000 aggregate principal amount of Exchange Notes for a like principal amount of its outstanding 7  5/8% Senior Notes due 2020 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the existing guarantees as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued pursuant to the provisions of an Indenture, dated as of May 14, 2012 (as amended and supplemented, the “Indenture”), among the Company, as issuer, the Guarantors (including the Georgia Guarantors) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS  HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

Ruby Tuesday, Inc.

March 15, 2013

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Indenture, including the form of the Exchange Note Guarantees (collectively, the “Note Indenture”);

2.	A specimen form of the Exchange Notes;

3.	The articles of incorporation of each of the Opinion Parties, as presently in effect;

4.	The Bylaws of the applicable Opinion Party, as presently in effect; and

5.	Certain resolutions adopted by the board of directors of the applicable Opinion Parties relating to the Exchange Offer, the Registration Statement and related matters.

The documents referenced in items (1) and (2) above, inclusive, are hereinafter collectively referred to as the “Opinion Documents.” We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties, certificates of public officials, certificates of officers or representative of the Opinion Parties and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

For purposes of the opinions expressed below, we have relied, without investigation or independent verification, on each of the following assumptions: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the Opinion Documents, respectively, by the Opinion Parties, as the case may be), and (vi) as to factual matters, the truthfulness of the representations and statements included in the Opinion Documents and in the certificates of public officials and officers and representatives of the Opinion Parties.

Ruby Tuesday, Inc.

March 15, 2013

Based upon and subject to the foregoing and the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. Each of the Opinion Parties is a Georgia corporation that is validly existing and in good standing under the laws of the State of Georgia.

2. Each Opinion Party has the corporate power and authority to enter into and perform its obligations under the Note Indenture.

3. The execution, delivery and performance of the Note Indenture has been duly authorized by all necessary corporate action on the part of each Opinion Party.

4. The Note Indenture has been duly executed and delivered by each Opinion Party.

5. The execution and delivery of the Note Indenture by each of the Opinion Parties, as applicable, does not, and the performance of the Note Indenture by each of the Opinion Parties, as applicable, will not (i) violate the articles of incorporation, or Bylaws, of the respective Opinion Parties, or (ii) violate any applicable Georgia statute, regulation or law.

We express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of Georgia.

This opinion letter speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished to you for your benefit in connection with the filing of the Registration Statement. Notwithstanding the foregoing, the law firm of Davis Polk & Wardwell LLP may rely upon this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Hunton & Williams LLP

SCHEDULE A

GEORGIA GUARANTORS

Name

RT Denver, Inc.

RT Louisville, Inc.

RT Orlando, Inc.

RT South Florida, Inc.

RT Tampa, Inc.

RT West Palm Beach, Inc.